Exhibit 99.1

ATG Announces First Quarter 2004 Results; Company Grows License
Revenue 23% Sequentially

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 22, 2004--ATG (Art Technology Group, Inc., NASDAQ: ARTG) today announced its results for the first quarter ended March 31, 2004. Total revenues grew sequentially for the first quarter of 2004 to $16.8 million. This compares with total revenues for the first quarter of 2003 of $19.4 million. Net loss for the first quarter of 2004 was $1.8 million, or ($0.02) per share, compared with a net loss of $2.8 million, or ($0.04) per share, in the first quarter of 2003.
    ATG's closing balance of cash, cash equivalents and marketable securities as of March 31, 2004 was $35.2 million, compared with a closing balance of $42.4 million as of December 31, 2003. The decline in ATG's closing cash balance was principally due to first-quarter cash disbursements of approximately $4.5 million related to the Company's previously announced settlement of lease obligations that were accounted for in the fourth quarter of 2003.


FINANCIAL HIGHLIGHTS
(In millions, except per share data and percentages)

                                                 Three Months Ended
                                              March 31,   December 31,
                                                  2004        2003

Total revenues                                   $16.8       $15.8
 License revenue                                   6.4         5.2
   Percent of total revenues                        38%         33%
 Services revenue                                 10.4        10.6
   Percent of total revenues                        62%         67%
Net income/(loss) (GAAP)                          (1.8)        4.1
Net income/(loss) per diluted share (GAAP)       (0.02)       0.05
 Net restructuring benefit                           -         5.0
Net loss (non-GAAP)(a)                            (1.8)       (1.0)
Net loss per share (non-GAAP)(a)                 (0.02)      (0.01)
Cash, cash equivalents and marketable
 securities                                      $35.2       $42.4

(a) For further details surrounding non-GAAP financial information, please refer to the Financial Presentation section


    "We kicked off this year with a strengthened sales and marketing organization," said Bob Burke, ATG president and CEO. "And as a result of our continued innovation and improved execution, ATG was successful in generating 23% sequential growth in license revenues in the first quarter."
    "In January of 2004, we completed the settlement of a significant excess lease obligation, which enables us to further reduce our cash burn going forward," said Ed Terino, ATG senior vice president and CFO. "We also exceeded our cash guidance for the first quarter, even with our increased investments in marketing initiatives and the expansion of our worldwide sales force."

    FIRST-QUARTER HIGHLIGHTS

    During the first quarter of 2004, ATG:

    -- Earned business from new customers such as the Body Shop, Euskaltel, E-Z Data, Footlocker and Gruppo Marcegaglia and earned business from existing customers such as A&E Television Networks, Adelphia Communications, Blue Cross Blue Shield of California, Casual Male Big and Tall, Friends Provident, General Binding Corporation, Group Health Cooperative, MediaNews Group Interactive and Mercer HR Consulting.

    -- Shipped ATG Adaptive Customer Assistance, ATG's adaptive self-service solution that helps guide online customers to the most relevant, highly personalized answers to their queries. ATG Adaptive Customer Assistance combines intuitive natural language search, a structured answer repository and ATG's award-winning personalization. ATG Adaptive Customer Assistance has a closed-loop feedback system that tracks and monitors the effectiveness of the answers to queries and a repository integration interface that generates answers complete with customer-specific data around account balances and preferences. ATG announced Adaptive Customer Assistance on March 15, 2004.

    -- Shipped ATG Campaign Optimizer, ATG's marketer-driven A/B testing solution. Through an easy-to-use graphical interface, ATG Campaign Optimizer allows a business user to simultaneously test multiple site elements such as slots, promotions and locations in order to drive immediate and significant improvements to conversion rates. Due to its ease of use and intuitive interface, ATG Campaign Optimizer empowers the business user with the capability to perform the split testing and significantly reduces the overall time required to perform multiple test scenarios. ATG Campaign Optimizer was also announced on March 15, 2004.

    --  Closed multiple sales of ATG Campaign Optimizer and ATG
        Adaptive Customer Assistance in the first quarter of 2004, within weeks of their initial availability.

    -- Shipped version 6.3 of ATG's Customer Experience Platform. Built on top of the ATG Adaptive Scenario Engine, this version includes major enhancements to ATG Portal and ATG Content Administration (formerly known as ATG Publishing). This updated release includes support for the JSR 168 portlet standard, improved JSP template support within ATG Content Administration and support for JDK 1.4.

    -- Appointed Barry Clark as ATG's senior vice president of worldwide sales. Mr. Clark brings 25 years of sales and management experience to the Company.

    -- Hosted the ATG Insight conference in February 2004. This widely attended user conference for ATG customers and partners is a forum for discussing ways to create the best online customer experiences. More than 200 ATG customers attended and participated in a series of business and technical sessions designed to foster an exchange of ideas and best practices when using ATG's industry-leading customer experience platform.

    OUTLOOK

    "We are encouraged by our results in the first quarter of 2004," added Burke. "Our results were favorably affected by the sales of our newly released products, and I am confident that these products will help us drive revenue growth going forward. We also anticipate that we will reap greater rewards from our continued investment in our sales and marketing organizations, as our sales force will be fully ramped by the second half of 2004. I am confident that ATG has the right products and the talent needed to drive revenue growth in the future."
    ATG anticipates revenues will be flat to sequentially higher in the second quarter of 2004. The Company continues to focus on increasing its investment in sales and marketing and, therefore, anticipates that total operating expenses and total cost of revenues will be in the range of $18.5 million to $19.5 million. Additionally, the Company anticipates that as of June 30, 2004, its balance of cash, cash equivalents and marketable securities will be in the range of $32 million to $34 million.

    CONFERENCE CALL INFORMATION

    ATG management will discuss the Company's first-quarter 2004 results and its business outlook for the second quarter of 2004, as well as other topics on its quarterly conference call for investors at 5:30 p.m. ET today. The conference call will be broadcast live over the Internet. Investors interested in listening to the Webcast should log onto the "Investor Relations" section of ATG's website, located at www.atg.com, at least 15 minutes prior to the event's broadcast.

    FINANCIAL PRESENTATION

    The Company is providing non-GAAP financial measures as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of ATG's core operations. Net loss (non-GAAP), net loss per share (non-GAAP), and all other references to non-GAAP financial figures exclude the net effects of restructuring actions. These restructuring benefits and charges have been excluded from non-GAAP financial measures as management does not believe that they are representative of underlying trends in the Company's performance and their exclusion provides individuals with additional information to more readily compare the Company's results over multiple periods. The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company's core business. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
    Note that in the attached financials, the Company has reclassified amounts previously reported as stock-based compensation into the operating expense line-item to which the charge is related.

    ABOUT ATG

    ATG (Art Technology Group, Inc., NASDAQ: ARTG) delivers innovative software to help high-end, consumer-facing companies create a richer, more adaptive interactive experience for their customers and partners online and via other channels. ATG has delivered category-leading e-business solutions to many of the world's best-known brands including A&E Television, Aetna Services, Inc., Alcatel, American Airlines, Barclays Global Investors, Best Buy, BMG Direct, Eastman Kodak, Ford Motor Credit, HSBC, Hyatt, J.Crew, Merrill Lynch, Newell Rubbermaid, Target, U.S. Army, Walgreen Company and Wells Fargo. The Company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America, Europe, and Asia. For more information about ATG, please visit www.atg.com.

    (C) 2004 Art Technology Group, Inc. ATG and Art Technology Group are registered trademarks of Art Technology Group, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

    The statements in paragraph 4 and the statements in paragraphs 1 and 2 of the section labeled "Outlook" include forward-looking statements. When and if future product releases will be made available remains at the sole discretion of ATG, and any references to customer service applications, enhancements to existing commerce offerings or future products should be considered forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause ATG's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks include the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for ATG's software and services; financial and other effects of cost control measures; quarterly fluctuations in ATG's revenues or other operating results; customization and deployment delays or errors associated with ATG's products; the result of longer sales cycles for ATG's products and ATG's ability to conclude sales based on purchasing decisions that are delayed; satisfaction levels of customers regarding the implementation and performance of ATG's products; ATG's need to maintain, enhance and leverage business relationships with resellers and other parties who may be affected by changes in the economic climate; ATG's abilities to attract and maintain qualified executives and other personnel and to motivate employees; activities by ATG and others related to protection of intellectual property; potential adverse financial and other effects of litigation and the release of competitive products and other activities by competitors. Further details on these risks are set forth in ATG's filings with the Securities and Exchange Commission (SEC), including the Company's most recent annual report filed on form 10-k with the SEC for the period ended December 31, 2003. These filings are available on a web site maintained by the SEC at http://www.sec.gov.


                      Art Technology Group, Inc.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)
                              (Unaudited)

                                                  Three Months Ended
                                                 March 31,   March 31,
                                                    2004        2003
Revenues:
  Product license                                  $6,364      $7,505
  Services                                         10,446      11,920
   Total Revenues                                  16,810      19,425

Cost of Revenues:
  Product license                                     399         484
  Services                                          4,785       5,740
   Total Cost of Revenues                           5,184       6,224

Gross Profit                                       11,626      13,201
  Gross profit  %                                      69%         68%

Operating Expenses:
  Research & development                            4,130       4,874
  Sales & marketing                                 7,341       8,786
  General & administrative                          1,930       2,656
   Total Operating Expenses                        13,401      16,316

Loss from Operations                               (1,775)     (3,115)

Interest and Other Income, net                        (47)        361

Loss before provision for income taxes             (1,822)     (2,754)
Benefit from income taxes                              35           -

Net loss                                          $(1,787)    $(2,754)

Basic and diluted net loss per share               $(0.02)     $(0.04)

Basic and diluted weighted average common
 shares outstanding                                73,053      70,982


                      Art Technology Group, Inc.
                 Condensed Consolidated Balance Sheets
                            (In thousands)
                              (Unaudited)

                                                As of the period ended
                                                March 31, December 31,
                                                    2004         2003
                   Assets
 Current assets:
 Cash, cash equivalents and marketable
  securities                                      $28,887     $42,353

 Accounts receivable, net                          15,105      15,364
 Prepaid expenses and other current assets          1,922       1,180
   Total current assets                            45,914      58,897

 Property and equipment, net                        3,445       3,751
   Long-term marketable securities                  6,298           -
 Other assets                                       4,635       4,712
   Total assets                                   $60,292     $67,360

    Liabilities and Stockholders' Equity
 Current liabilities:
 Accounts payable                                  $2,139      $1,146
 Accrued expenses                                  10,948      12,363
 Deferred revenue                                  15,098      14,915
 Accrued restructuring short-term                   4,665       9,427
   Total current liabilities                       32,850      37,851

 Accrued restructuring long-term                    7,855       8,572

   Stockholders' equity                            19,587      20,937
   Total liabilities and stockholders' equity     $60,292     $67,360

    CONTACT: Art Technology Group, Inc.
             Ed Terino, 617-386-1005
             eterino@atg.com
             or
             Jerry Sisitsky, 617-386-1158
             jsisitsk@atg.com